Hubbell Incorporated Senior Executive Incentive Compensation Plan,
as Amended and Restated
(Effective January 1, 2016)

Article 1
Purpose

The purpose of this Senior Executive Incentive Compensation Plan (the “Plan”) is to provide incentive compensation to executive officers of Hubbell Incorporated (the “Company”) and its subsidiaries, to motivate eligible executives toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives. The Plan is for the benefit of “covered employees” as described below who are selected to become participants by the Committee (as defined below).

Article 2
Administration

2.1	The Compensation Committee of the Company’s Board of Directors consisting of not less than two directors, each of whom shall qualify as an “outside director” as that term is defined under Section 162(m) of the Code (the “Committee”), shall administer the Plan. The Committee shall serve at the pleasure of the Board. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. Vacancies in the Committee shall be filled by the Board.

2.2	The Committee shall administer the Plan under such rules, regulations and criteria as it shall prescribe. Its decisions in the administration and interpretation of the Plan shall be final as to all interested parties and shall be and constitute acts of the Company.

Article 3
Eligibility and Participation

3.1	The persons eligible to participate in the Plan shall be those senior executive officers who are, or, as determined in the discretion of the Committee, may become, “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, the “Code”) of the Company for the applicable taxable year of the Company.

3.2	The Committee shall from time to time designate the employees eligible for participation in the Plan. The persons so designated by the Committee are hereinafter called “participants.”

Article 4
Determination of Incentive Payouts

4.1	Participants are eligible to receive an incentive payment under the Plan upon the attainment of objective performance goals (the “Performance Goals”) which are established by the Committee and relate to one or more of the following financial, operational or other business criteria with respect to the Company or any of its subsidiaries (the “Performance Criteria”): (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) economic value added (as determined by the Committee); (iii) sales or revenue, or sales or revenue growth; (iv) net income (either before or after taxes); (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on capital; (viii) return on invested capital; (ix) return on shareholders’ equity; (x) return on assets; (xi) shareholder return; (xii) return on sales; (xiii) gross or net profit margin; (xiv) productivity; (xv) expense; (xvi) operating margin or profit; (xvii) operating efficiency; (xviii) customer satisfaction; (xix) working capital efficiency; (xx) earnings or loss per share; (xxi) price per share of the Company’s common stock or dividends per share of common stock (or appreciation in and/or maintenance of such price or dividends); (xxii) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxiii) market share; (xxiv) implementation or completion of critical projects, including strategic partnerships and transactions; (xxv) market penetration and geographic business expansion, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or to market performance indicators or indices. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, platform or an individual. The achievement of each Performance Goal shall be determined in accordance with Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time (“Applicable Accounting Standards”).

4.2	On or before March 30 of each calendar year (each, a “Performance Period”), the Committee shall establish the Performance Goals for that Performance Period and shall determine the method by which a participant’s incentive payments hereunder shall be calculated for that Performance Period, based on the attainment of such Performance Goals. Without limiting its authority hereunder, the Committee may condition payment of a participant’s incentive payments on additional service-related criteria; e.g., that the participant remain in the employ of the Company for the entire Performance Period.

4.3	After the end of the applicable Performance Period, the Committee shall certify in writing whether the Performance Goals and any other material terms of the incentive payment have been satisfied (such written certification may take the form of minutes of the Committee). Notwithstanding the foregoing, such determinations shall in all events be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

4.4	The Committee shall have the discretion, prior to making any incentive payment, to decrease, but not increase, the incentive payment otherwise calculated pursuant to Section 4.1. In no event shall the annual incentive payment to any participant exceed $5.0 million.

4.5	The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Article 5
Method of Making Incentive Payments

Incentive payments awarded under the Plan shall be paid in cash. The amount of any incentive payment to be made to a participant in cash shall be paid as soon as practicable after the close of the fiscal year for which such incentive payment is awarded (but not later than March 15 of the year following the end of such fiscal year).

Article 6
General Provisions

6.1	Neither the establishment of the Plan nor the selection of any employee as a participant shall give any participant any right to be retained in the employ of the Company or any subsidiary of the Company, or any right whatsoever under the Plan other than to receive incentive payments awarded by the Committee.

6.2	The place of administration of the Plan shall be conclusively deemed to be within the State of Connecticut, and the validity, construction, interpretation and effect of the Plan, its rules and regulations and the rights of any and all participants having or claiming to have an interest therein or thereunder shall be governed by and determined conclusively and solely in accordance with the laws of the State of Connecticut, without regard to any conflicts of laws provisions.

6.3	No member of the Board of Directors of the Committee shall be liable to any person in respect of the Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.

6.4	This Plan shall not be deemed the exclusive method of providing incentive compensation to a participant or any other employee of the Company or a subsidiary of the Company.

6.5	The Company or any subsidiary making a payment hereunder shall withhold therefrom such amounts as may be required by federal, state or local law.

6.6	Notwithstanding anything contained in the Plan to the contrary, all payments made pursuant to the Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Article 7
Amendment, Suspension or Termination

The Board of Directors of the Company may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the Plan, provided that (i) no such action shall affect the rights of any participant or the operation of the Plan with respect to any payment to which a participant may have become entitled, deferred or otherwise, prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments hereunder to be deductible under the Code may be made without approval of the shareholders of the Company.

Article 8
Effective Date of Plan

The Plan shall become effective as of January 1, 2016, subject to approval by shareholders at the Company’s Annual Meeting of Shareholders in May, 2016. So long as the Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company’s shareholders in 2021, and every fifth year thereafter. In addition, the Plan shall be resubmitted to the Company’s shareholders for approval as required by Section 162(m) of the Code if it is amended in any way that changes the material terms of the Plan’s Performance Goals, including by materially modifying the Performance Goals, increasing the maximum bonus payable under the Plan or changing the Plan’s eligibility requirements.